EXHIBIT 10(d)

                     CUMMINS ENGINE COMPANY, INC.
                     ____________________________
                    SUPPLEMENTAL LIFE INSURANCE AND
                    _______________________________
                         DEFERRED INCOME PLAN
                         ____________________

          (Amended and Restated as of January 1, 1997)

                             Introduction
                             ____________

Cummins Engine Company, Inc. ("the Company") has determined that it is appropriate to maintain a supplemental life insurance and deferred income plan for officers and other key employees of the Company in order to provide increased protection and liquidity for such employees and their families and to establish a mechanism to provide them with additional retirement income. For this purpose, the Company established a program effective January 1, 1986 ("the Prior Program") and established a trust ("the Trust") for the purpose of accumulating assets and holding title to property intended to be used in providing benefits under the program and certain other benefit plans of the Company. For the purpose of making the retirement income portion of the program more competitive with supplemental executive retirement plans of comparable employers and to integrate the program with the Company's Cash Balance Plan and Excess Benefit Plan, the Company has amended and restated the Prior Program in the manner set forth herein.

                               ARTICLE I

                              Definitions
                              ___________

SECTION 1.1. "Change of Control" means the occurrence of any of the following: (i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company having at least 25 percent of the voting power of the Company's then outstanding securities; (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, or a subsidiary of the Company, sale of the Company's assets or combination of the foregoing transactions (a "Transaction") other than a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction and any trustee or fiduciary of any Company employee benefit plan own at least 50 percent of the voting securities of the surviving company (or its parent) immediately following the Transaction; or (iii) within any 24-month period, the persons who were directors immediately before the beginning of such period ("the Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has entered into an agreement to affect a Change of Control).

SECTION 1.2. "Executive" means: (i) an individual who becomes an officer of the Company prior to attainment of age 60 and who has elected to participate in the Plan in accordance with Article II or
(ii) any other employee of the Company who is from time to time designated by the Board of Directors as an executive eligible to participate in the Plan and who has elected to participate in the Plan in accordance with Article II.

SECTION 1.3. "Joint Annuitant" means the spouse of an Executive who qualifies as the Executive's Joint Annuitant under the Cash Balance Plan.

SECTION 1.4. "Plan" means this plan, the Cummins Engine Company, Inc. Supplemental Life Insurance and Deferred Income Plan.

SECTION 1.5. "Cash Balance Plan" means the Cummins Engine Company, Inc. Cash Balance Plan.

SECTION 1.6. "Excess Benefit Plan" means the Excess Benefit Retirement Plan of the Company, an ERISA excess benefit plan.

SECTION 1.7. "Supplemental Life Annuity" means the benefit payable to an Executive pursuant to Article V hereunder.

SECTION 1.8. "Survivor Benefit" means the benefit payable to an Executive's Joint Annuitant following the Executive's death after his or her termination of employment with rights to a Supplemental Life Annuity.

SECTION 1.9. "Trustee" means the Trustee from time to time under the Trust.

SECTION 1.10. "Average Covered Compensation" means the average of Covered Compensation earned by an Executive during the five (5) year period immediately preceding the Executive's termination of employment with the Company, a subsidiary or other affiliate of the Company.

SECTION 1.11. "Covered Compensation" means the total of base salary and "Short-Term Bonus" earnings of an Executive paid or payable by the Company, a subsidiary or other affiliate of the Company.

SECTION 1.12. "Service" means the Executive's employment service with the Company, a subsidiary or other affiliate of the Company.

SECTION 1.13. "Short-Term Bonus" means variable incentive compensation based on a performance measurement period of one year or less.
Examples of Short-Term Bonus include, but are not limited to, amounts earned under the Company's Target Bonus Plan and Senior Executive Bonus Plan.
                              ARTICLE II

                            Participation
                            _____________

An Executive shall commence participation in the Plan following his or her execution of a form provided by the Company authorizing periodic payroll deductions in amounts sufficient to pay the Executive's share of the premiums on life insurance policies on the Executive's life. From time to time the Executive shall also complete any forms required by, and submit to any necessary physical examinations requested by, an insurance carrier.

                              ARTICLE III

                           Insurance Policies
                           __________________

SECTION 3.1. An Executive shall be covered by one or more insurance policies with an aggregate face value of approximately three times the Executive's base salary. All such policies shall be owned by the Trustee. Additional policies will be purchased as the Executive's salary is increased, except that no incremental policy will be purchased in a face amount of less than $20,000.

SECTION 3.2. (a) The annual premium payable with respect to policies on the Executive's life will be paid in part by the Executive, with any remaining amount paid by the Trustee. The Executive shall be required to pay only that portion of the premium equal to the amount that would be included in the Executive's income for Federal income tax purposes if the entire premium were paid by the Trustee for the Company. Such amount shall be determined annually in accordance with Internal Revenue Service rules and regulations.

(b) The Company's share of the annual premium shall be paid by the Trustee from the assets of the Trust, including, in the discretion of the Trustee, by borrowing against the value of any policies on the life of the Executive.

                              ARTICLE IV

                            Death Benefits
                            ______________

Upon the death of the Executive prior to termination of employment from the Company, the death benefits payable under the policies shall be paid (a) to the Trustee to the extent and in the amount of the total premiums paid by the Company and the Trustee, and not previously reimbursed, under the policies on the life of the Executive and (b) to the Executive's beneficiary, as designated on an appropriate insurance company form, to the extent of the remainder, provided, however, that in no event shall a death benefit payment be made to an Executive's beneficiary in an amount greater than three times the Executive's annual base salary at the time of his or her death.

                              ARTICLE V

                         Retirement Benefits
                         ___________________

SECTION 5.1. An Executive with at least ten years of Service who terminates employment with the Company on or after attainment of age 65 shall receive from the Trustee, beginning as of the first day of the month following the Executive's termination, in monthly installments, a Supplemental Life Annuity retirement benefit in an annual amount equal to:

  a) 2 percent of the Executive's Average Covered Compensation times years of Service not exceeding 20 years; plus

  b) 1 percent of the Executive's Average Covered Compensation times a maximum of ten years of Service (but in no event including years following the year in which the Executive attains age 60) in excess of 20 years; plus

  c) in the case of an Executive who is among the two most highly compensated Executives of the Company at the time of termination of employment, an additional 10 percent of Average Covered
      Compensation; minus

  d) the Executive's annual benefit, payable in monthly installments, in the form of a life annuity from the Cash Balance Plan and from the Excess Benefit Plan, if any.

SECTION 5.2. Following the Executive's death after commencement of retirement benefits, a survivor benefit equal to 50 percent of the monthly amount that had been payable to the Executive shall be paid to the Executive's Joint Annuitant, provided, however, that if the Executive had not received retirement payments for at least 15 years prior to the date of death, the Joint Annuitant shall be entitled to receive the same monthly benefit that was payable to the Executive for the remainder of such 15-year period. If the Executive should die prior to receiving benefits for 15 years and without leaving a Joint Annuitant, or if the Joint Annuitant should die before the expiration of such 15-year period, a lump-sum payment of the commuted value of the remaining benefit due to be paid over the 15-year period shall be paid to the Executive's designated beneficiary or, if none, to the Executive's children per stirpes or to the Executive's estate if there are no surviving descendants.

SECTION 5.3. If an Executive becomes disabled and is entitled to benefits under the Company's Long- Term Disability Plan, the Trustee shall pay all insurance premiums under the policies for the duration of disability.

SECTION 5.4. If an Executive with at least ten years of Service terminates employment with the Company on or after age 55 but prior to attainment of age 65, the Executive shall be entitled to receive early retirement benefits under the Plan equal to the benefits otherwise payable under Section 5.1, reduced by .5 percent for each full month that benefits commence before the Executive's attainment of age 65. No reduction in benefits shall be made, however, with respect to (a) an Executive whose total age and Service on the date of employment termination equals or exceeds 80 years or (b) a participant in the Prior Program whose Service on the date of employment termination equals or exceeds 30 years.

SECTION 5.5.  An Executive entitled to retirement benefits under this
Article V may elect, by filing a written notice with the Vice President
- Human Resources of the Company prior to termination of employment, to have the actuarial equivalent value of the Supplemental Life Annuity paid in a single lump sum. The lump-sum actuarial equivalent shall be calculated assuming (a) the interest rate used by the Pension Benefit Guaranty Corporation in determining the value of immediate benefits as of the January 1 immediately preceding the election and (b) the mortality tables contained in Attachment A.

                               ARTICLE VI

                            Vested Benefits
                            _______________

An Executive with ten or more years of Service shall be fully vested in the Supplemental Life Annuity. An Executive who leaves the employ of the Company with less than ten years of Service shall be entitled to a percentage of the Supplemental Life Annuity in accordance with the following table:

         Service          Percentage
         _______          __________

       Less than 5            0
            5                25
            6                40
            7                55
            8                70
            9                85

An Executive with at least ten years of Service or who is partially vested in accordance with the foregoing table, who leaves the employ of the Company prior to attaining age 55 shall be eligible to receive vested deferred retirement benefits under the Plan.

The vested or partially vested Supplemental Life Annuity shall be payable to the Executive upon attainment of age 65. At the election of the Executive, early commencement of benefits may begin as of the first day of any month beginning after attainment of age 55, reduced as provided in Section 5.4.

                              ARTICLE VII

                          Accelerated Payment
                          ___________________

Immediately following a Change of Control, an Executive who is entitled to benefits under the Plan, other than an Executive who has left the employ of the Company with vested benefits pursuant to Article VI, shall become fully vested in the Supplemental Life Annuity and, notwithstanding anything in Article V to the contrary, shall be eligible to receive an amount equal to the actuarial equivalent lump-sum value of the Supplemental Life Annuity accrued to the date of such Change of Control and remaining to be paid under the Plan.

The lump-sum actuarial equivalent of the Life Annuity benefit payable shall be calculated assuming (a) the interest rate used by the Pension Benefit Guaranty Corporation in determining the value of immediate benefits as of the immediately preceding January 1, (b) the mortality tables contained in Attachment A, and (c) solely for the purpose of reducing the benefit for early commencement, that the Executive, other than one who is entitled to benefits pursuant to Article VI, has already met the conditions for unreduced benefits described in Section
5.4 at the earliest possible time, taking into consideration the Executive's age and Service.

                            ARTICLE VIII

                          Gross-Up Payments
                          _________________

If payment of the Supplemental Life Annuity pursuant to Article VII ("the Accelerated Payment") causes the Accelerated Payment and any other payments made in connection with a Change of Control (together with the Accelerated Payment, the "Total Payments") to be subject to the tax ("the Excise Tax") imposed by section 4999 of the Code, the Company shall pay the Executive an additional amount ("the Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax paid or payable (and not grossed-up under a similar provision of another plan or program sponsored by the Company) on the Lump Sum and such other Total Payments and any Federal, state and local income tax and Excise Tax upon the payment provided for by this Article VIII, shall be equal to the Accelerated Payment and such other Total Payments. If any of such other Total Payments are subject to the Excise Tax without regard to the Accelerated Payment, a Gross-Up Payment shall be made, but shall only be equal to the increase in the Excise Tax (plus any Federal, state and local income tax and Excise Tax on such Gross-Up Payment) arising solely as a result of the Accelerated Payment.

For purposes of determining whether any of the payments described above will be subject to the Excise Tax and the amount of such Excise Tax:
(i) any other payments or benefits received or to be received by the Executive in connection with a Change of Control of the Company, whether payable pursuant to the terms of the Plan or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a change in control of the Company or any corporation affiliated (or which, as a result of the completion of a transaction causing a change of control, will become affiliated) with the Company within the meaning of Section 1504 of the Code shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive the payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of
Section 280G(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; (ii) the amount of the payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above); and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of payment, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of payment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and Federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a Federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(d) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                             ARTICLE IX

                      Preservation of Prior Program
                      ______________________________
                      Accrued and Potential Benefits
                      ______________________________

Section 9.3 of the Prior Program provided, among other things, that no amendment of that Program could deprive an Executive of any benefit that had accrued prior to such amendment. In addition, since this Plan is a restatement and amendment of the Prior Program intended to increase supplemental retirement benefits for Executives, in the event that a Supplemental Life Annuity with respect to any particular Executive would have been greater under the Prior Program in the absence of amendments made hereby, [and assuming the Retirement Plan (as defined therein) had not been converted to the Cash Balance Plan] the Executive shall receive benefits under this Plan as if payable under the terms and conditions of the Prior Program, except that the lump-sum benefit election feature described in Section 5.5 of this Plan shall be deemed to apply.

                              ARTICLE X

                            Miscellaneous
                            _____________

SECTION 10.1. The Company shall be under only a contractual obligation to make payments to an Executive, Joint Annuitant or other beneficiary referred to herein when due, and then only to the extent such payments are not made from the Trust.

SECTION 10.2. Nothing contained herein shall confer any right on an Executive to be continued in the employ of the Company or shall affect the right of the Executive to participate in and receive benefits under and in accordance with any pension, profit sharing, incentive compensation or other benefit plan or program of the Company.

SECTION 10.3. This Plan shall continue in force with respect to any Executive until the completion of any payments due hereunder and shall be binding upon any successor to substantially all the assets of the Company. The Company may, however, at any time, amend the Program to provide that no additional benefits shall accrue with respect to any Executive under the Plan, provided, however, that no such amendment shall deprive any Executive, Joint Annuitant or other beneficiary of any benefit that accrued under the Plan prior to such amendment. The Company may also, at any time, amend this Plan retroactively or otherwise if and to the extent that such action is deemed appropriate in light of government regulations or other legal requirements.

SECTION 10.4. No right or interest of an Executive, Joint Annuitant or other beneficiary under this Plan shall be subject to voluntary or involuntary alienation, assignment or transfer of any kind.

SECTION 10.5. The administration of this Plan shall be the responsibility of the Vice President - Human Resources of the Company or such other person or entity as the Company shall designate.
Decisions of such administrator of the Plan shall be final and binding upon the Company and upon Executives, Joint Annuitants and beneficiaries.

SECTION 10.6. This Plan shall be construed, regulated and administered for all purposes according to the laws of the State of Indiana and the United States.

SECTION 10.7. This Plan as an amendment and restatement of the Prior Program shall be effective as of January 1, 1997.